Exhibit 99.1

Joy Chik to Join PayPal’s Board of Directors

SAN JOSE, Calif., March 10, 2025 /PRNewswire/ — PayPal Holdings, Inc. (NASDAQ: PYPL) today announced that Joy Chik has joined the company’s Board of Directors. Joy brings more than 26 years of corporate and board experience scaling products, services, and teams on a global level. Joy currently serves as the President of Identity and Network Access at Microsoft and is responsible for leading the company’s multi-billion-dollar security business, Microsoft Entra.

“PayPal is aiming to radically change commerce over the next decade by increasing our velocity of innovation and accelerating our integration of artificial intelligence across our product suite and the global enterprise,” said Alex Chriss, President and CEO, PayPal. “Joy is an expert in technology and AI, and her counsel as a new member of the Board will help us harness cutting-edge technology as we deliver transformative solutions and personalized experiences to our hundreds of millions of customers worldwide.”

“We are excited to welcome Joy to our Board of Directors,” said Enrique Lores, Chair of PayPal’s Board of Directors. “Joy brings extensive experience in AI, identity, and security that will be beneficial as the Board and management team drive PayPal’s growth and innovation.”

“I’m thrilled to be joining PayPal’s Board of Directors at this exciting moment in the company’s history,” said Chik. “With the strategic shift from payments platform to full-stack commerce API, PayPal has significant runway to advance the company’s mission and deliver significant shareholder value. I’m looking forward to working alongside Alex, Enrique, and the entire PayPal Board of Directors.”

Drawing on her extensive career in the technology sector, Joy advises executives at global Fortune 500 companies, as well as U.S. and international government agencies, on digital transformation and cybersecurity. Her board experience includes both public companies and nonprofits, having previously served on the Sierra Wireless Board of Directors and currently serving as a member of the Board of Trustees for AnitaB.org since 2016.

About PayPal

PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com, and https://investor.pypl.com.

Investor Relations Contact:

investorrelations@paypal.com

Media Relations Contact:

mediarelations@paypal.com